Exhibit 99.1

BJ’s Restaurants, Inc. Provides Business Update and

Reports Preliminary Fiscal 2020 Fourth Quarter Results

HUNTINGTON BEACH, Calif., Jan. 21, 2021 (GLOBE NEWSWIRE) — BJ’s Restaurants, Inc. (NASDAQ: BJRI) today provided a business update and reported preliminary unaudited financial results for its 2020 fourth quarter ended December 29, 2020.

“BJ’s fourth quarter results were impressive in light of the increasing restrictions on our dining room capacity,” commented Greg Trojan, Chief Executive Officer. “October results were strong with weekly sales per restaurant averaging over $83,000 and comparable restaurant sales of -20.6%, despite being limited to only outdoor seating and off-premise sales at 34 of our 62 California restaurants for at least part of the month and dining room capacity limitations at our remaining 175 restaurants. Beginning in November, rising COVID-19 cases caused numerous states to rollback dine-in re-openings, while in December, California closed all outdoor patio seating, limiting our sales in the state to only delivery and take-out. As such, sales in November and December averaged $77,600 and $60,300 per restaurant week, respectively, which equated to comparable restaurant sales of -27.0% in November and -45.3% in December. Despite these challenges, the productivity and efficiency initiatives implemented at the start of the pandemic allowed us to generate positive cash flow from operations for the quarter.

“Sales have been improving in the new year, which we believe reflects both high levels of pent-up guest demand and the easing of certain capacity restrictions,” continued Trojan. “Comparable restaurant sales improved significantly to -37.2% for the first three weeks of January from -45.3% in December. Notably, excluding California where most restaurants remain limited to only delivery and take-out, comparable restaurant sales improved to -22.5% for the first three weeks of January. In Texas, Florida and Ohio, our three largest markets after California, comparable restaurant sales improved to -14.3% in aggregate during this same period. Colorado and Pennsylvania, where we have 10 total restaurants, re-opened their dining rooms for limited seating starting in the first week of January and outdoor seating resumed last week at five of our California restaurants. Our teams are excited to continue re-opening dining rooms when conditions permit. As we experienced in 2020 when our dining rooms re-opened for a limited time, our guests are eager to return to the differentiated, high quality and high energy BJ’s dining experience.

“As we manage near-term challenges and demonstrate continuous sales growth in markets that have remained open, we are confident in our ability to outperform the casual dining sector and generate long-term growth through a differentiated dining experience. We have several exciting sales building initiatives underway, including a subscription-based beer club and a virtual brand focused on our slow roast and other protein centric products. Both of these sales driving initiatives are performing well in early test. We also plan to continue leveraging the strong quality and value of the BJ’s brand through our catering business, which we believe offers significant upside for our off-premise sales channel. The contraction in casual dining supply resulting from the pandemic, coupled with our sales driving initiatives and long-term opportunity to expand our concept to at least 425 restaurants nationally, positions us to continue taking market share as the vaccine becomes more widely available and the pandemic eases,” concluded Trojan.

Business Update

Recent sales performance and open dining rooms by period for the fourth quarter of 2020 and by fiscal week for the first three weeks of fiscal 2021 were as follows:

	Period Ended			Week Ended
	10/27/20	11/24/20	12/29/20	01/5/21	01/12/21	01/19/21
Weekly Sales Average	$83,467	$77,587	$60,347	$67,626	$63,724	$70,005
Off Premise Weekly Sales Average	$23,442	$23,547	$24,582	$30,914	$27,977	$29,123
Comparable Restaurant Sales	-20.6%	-27.0%	-45.3%	-36.2%	-38.4%	-36.9%
% of Dining Rooms Open	88%	64%	59%	64%	64%	64%

Comparable restaurant sales by key geography by period for the fourth quarter of 2020 and by fiscal week for the first three weeks of fiscal 2021 were as follows:

	Restaurant Count (1)	Period Ended			Week Ended
		10/27/20	11/24/20	12/29/20	01/5/21	01/12/21	01/19/21
California	62	-21.7%	-28.9%	-62.0%	-60.2%	-64.2%	-61.7%
Texas	34	-19.7%	-21.8%	-24.3%	-10.7%	-15.7%	-13.2%
Florida	22	-20.6%	-24.7%	-25.7%	-16.5%	-15.2%	-18.3%
Ohio	14	-18.3%	-26.3%	-31.3%	-12.5%	-14.9%	-11.4%
Other States (2)	77	-20.3%	-28.1%	-44.8%	-30.6%	-30.6%	-30.2%

Total	209	-20.6%	-27.0%	-45.3%	-36.2%	-38.4%	-36.9%
Total (excl. California)	147	-20.0%	-25.8%	-35.5%	-21.9%	-23.2%	-22.5%

(1)	Does not include our temporarily closed restaurant.
(2)	Dining room closures in other states that impacted the fourth quarter of 2020 and recent results include:

•	Colorado (5 restaurants) on various dates from 11/11/20 to 01/03/21

•	Pennsylvania (4 restaurants) from 12/12/20 to 01/03/21

•	Washington (4 restaurants) since 11/18/20

•	Oregon (3 restaurants) since 11/18/20

•	Michigan (3 restaurants) since 11/18/20

•	Kentucky (3 restaurants) from 11/20/20 to 12/13/20

•	New Mexico (2 restaurants) since 11/16/20

•	Maryland (2 restaurants) since 12/16/20

•	In calculating comparable restaurant sales, we include a restaurant in the comparable base once it has been open for 18 months.

•	Weekly sales averages for the period ended December 29, 2020 included two holidays (Thanksgiving Day and Christmas Day) on which our restaurants were closed.

•	Off-premise sales continue at more than 2.5 times pre-COVID-19 pandemic levels.

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At the current weekly sales average of $70,000 for the week ending January 19, 2021, we generate modest positive weekly adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, stock based compensation, other income, gains from lease transactions and loss on disposal and impairment of assets) and weekly cash flow of approximately -$0.3 million after interest expense and maintenance capital expenditures. We expect positive weekly cash flow once average weekly sales return to the upper $70,000s.

•	As of January 21, 2021, we have cash and cash equivalents of approximately $40.8 million and $79.0 million available on our line of credit.

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We have made capital expenditure investments in recent months across the majority of our restaurants, including upgrading outdoor patios and installing glass dividers to increase safety and to enhance our guest’s dining experience.

Preliminary Unaudited Sales and Key Operating Results for the 2020 Fourth Quarter

•	Total revenues of $197.0 million.

•	Comparable restaurant sales declined 32.3%.

•	Restaurant level operating profit (including stock based compensation) in the range of $12.5 million to $13.5 million.

•	Operating loss, excluding any disposal and impairment charges and gains from lease transactions, in the range of $18.0 million to $20.0 million.

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The Company anticipates impairment charges for the fourth quarter between $2.5 million and $4.5 million related primarily to handheld tablets disposal costs and an impairment charge related to one or two restaurants.

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Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, stock based compensation, other income, gains from lease transactions and loss on disposal and impairment of assets) in the range of $2.0 million and $3.0 million.

The preliminary information and estimates with respect to the Company’s 2020 fourth quarter performance and financial position set forth herein constitute forward-looking statements, upon which investors should not place undue reliance because they may prove to be materially inaccurate. The preliminary information and estimates have not been compiled or examined by the Company’s independent auditors and they are subject to revision as the Company prepares its quarterly financial statements, and as the Company’s auditors conduct their annual audit thereof. While the Company believes that such preliminary information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material. Factors that could cause our preliminary information and estimates to differ from the information and estimates presented above include, but are not limited to: (i) additional adjustments in the calculation of, or application of accounting principles for, the financial results for the fourth quarter of 2020, and (ii) discovery of new information that impacts these results.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots and a menu where craft matters. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 210 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants offer dine-in, take-out, delivery and large party catering. Due to the COVID-19 pandemic, one of our 210 restaurants remains temporarily closed, 133 of our restaurants are serving guests in our dining rooms in a limited capacity, 16 of our restaurants are serving guests only on the patio or in other outdoor seating, and 60 of our restaurants are operating in a take-out and delivery only capacity, all while adhering to social distancing protocols, and hours are limited. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margins, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, the percentage of restaurants open and the timing of the re-opening of our restaurants for on premise dining, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of the COVID-19 pandemic on our restaurant sales and operations, labor and staffing, customer traffic, our supply chain and the ability of our suppliers to continue to timely deliver food and other supplies necessary for the operation of our restaurants, the ability to manage costs and reduce expenditures and the availability of additional financing, (ii) our ability to manage new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (vi) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vii) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (viii) factors that impact California, Texas and Florida, where a substantial number of our restaurants are located, (ix) restaurant and brewery industry competition, (x) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xi) consumer spending trends in general for casual dining occasions, (xii) potential uninsured losses and liabilities due to limitations on insurance coverage, (xiii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xiv) trademark and service-mark risks, (xv) government regulations and licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) the success of our key sales-building and related operational initiatives, (xxii) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxiii) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, as amended, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.